      As Filed With The Securities And Exchange Commission On May 16, 1997

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 10

                            -----------------------

                  GENERAL FORM FOR REGISTRATION OF SECURITIES
                      PURSUANT TO SECTION 12(b) OR (g) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

                            -----------------------

                        MFS COMMUNICATIONS COMPANY, INC.
             (Exact Name of Registrant as Specified in its Charter)

                                    DELAWARE
                            (State of Incorporation)

                                   47-0714388
                       (IRS Employer Identification No.)

                   11808 Miracle Hills Drive, Omaha, Nebraska
                    (Address of Principal Executive Offices)

                                     68154
                                   (Zip Code)

                                 (402) 231-3000
              (Registrant's Telephone Number, Including Area Code)

                            -----------------------

               Securities to be registered pursuant to Section 12(b) of the Act:

Name of Each Exchange on Which
Each Class is to be Registered          Title of Each Class to be so Registered
-------------------------------------------------------------------------------
            None                                       None

       Securities to be registered pursuant to Section 12(g) of the Act:

                          Common Stock, $.01 par value

================================================================================

MFS Communications Company, Inc. is a wholly-owned subsidiary of WorldCom, Inc. As of May 16, 1997, there was one share of the registrant's sole class of common stock outstanding.

The registrant meets the conditions set forth in General Instruction I(1)(a) and (b) of Form 10-K and, therefore, is filing this Form 10 with the reduced disclosure format contemplated by such General Instruction.



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Item 1.     Business.

            Incorporated herein by reference to Item 1 of the registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, File No. 33-72594 ("1996 Form 10-K").

Item 2.     Financial Information.

            Certain information incorporated herein by reference to Item 7 of the registrant's 1996 Form 10-K and to Item 2 of Part I of the registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 (the "1997 First quarter 10-Q") and certain information omitted under the reduced disclosure format contemplated by General Instruction I(2)(a) of Form 10-K.

Item 3.     Properties.

            Incorporated herein by reference to Item 2 of the registrant's 1996 Form 10-K.

Item 4.     Security Ownership of Certain Beneficial Owners and Management.

            Omitted under the reduced disclosure format contemplated by General Instruction I(2)(a) of Form 10-K

Item 5.     Directors and Executive Officers.

            Omitted under the reduced disclosure format contemplated by General Instruction I(2)(a) of Form 10-K

Item 6.     Executive Compensation.

            Omitted under the reduced disclosure format contemplated by General Instruction I(2)(a) of Form 10-K

Item 7.     Certain Relationships and Related Transactions.

            Omitted under the reduced disclosure format contemplated by General Instruction I(2)(a) of Form 10-K

Item 8.     Legal Proceedings.

            Incorporated herein by reference to Item 3 of the registrant's 1996 Form 10-K and Item I of Part II of the registrant's 1997 First Quarter 10-Q.

Item 9. Market Price of and Dividends in the registrant's Common Equity and Related Stockholder Matters.

            Incorporated herein by reference to Item 5 of the registrant's 1996 Form 10-K.

Item 10.    Recent Sales of Unregistered Securities

            The following shares of MFS Common stock and options to purchase Common Stock were issued and granted by MFS without registration under the Securities Act of 1933 in reliance upon the exemption provided by Section 4(2) thereof and Rule 506 thereunder based on, among other factors, the lack of general solicitation or general advertising in connection with the issuance and grant, the number of the recipients of the MFS Common Stock and options, the level of sophistication and financial resources of these recipients, and the information available to these recipients:

            On March 10, 1994, in connection with the acquisition of Fibernet, Inc. ("Fibernet"), MFS issued to Fibernet 373,565 shares of MFS Common Stock. Such shares were distributed to the shareholders of Fibernet.

            On November 1, 1994, in connection with the acquisition of Cylix Communication Corporation ("Cylix"), 177,745 shares of MFS Common Stock were issued to Cylix. Such shares were distributed to the shareholders of Cylix.


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            On January 9, 1995, in connection with the acquisition of Virginia
MetroTel, Inc. ("MetroTel"), 171,368 shares of MFS Common Stock. Such shares were distributed to the shareholders of MetroTel.

Item 11.    Description of Registrant's Securities to be Registered.

            The summary of the terms of the stock of MFS set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to the Amended and Restated Certificate of Incorporation and By-laws of MFS.

            GENERAL

            The aggregate number of shares of capital stock of all classes which MFS has authority to issue is 425,000,000, of which 400,000,000 shares are MFS Common Stock, $.01 par value, and 25,000,000 shares are preferred stock, $.01 par value (the "MFS Preferred Stock"). The issued and outstanding shares of MFS Common Stock is duly authorized, validly issued, fully paid and nonassessable. There are no issued and outstanding shares of MFS Preferred Stock.

            COMMON STOCK

            Subject to the senior rights of Preferred Stock which may from time to time be outstanding, holders of MFS Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor. Upon dissolution and liquidation, holders of MFS Common Stock are entitled to a ratable share of the net assets of MFS remaining after payment to the holders of the MFS Preferred Stock of the full preferential amounts to which they are entitled. All outstanding share of MFS Common stock are fully paid and nonassessable.

            The holders of MFS Common Stock are entitled to one vote per share for the election of Directors and on all other matters submitted to a vote of stockholders. Holders of MFS Common Stock are not entitled to cumulative voting for the election of Directors. They are not entitled to preemptive rights.

            PREFERRED STOCK

            The MFS Preferred Stock has priority over the MFS Common Stock with respect to dividends and to other distributions, including the distribution of assets upon liquidation. The MFS Board of Directors is authorized to fix and determine the terms, limitations and relative rights and preferences of the MFS Preferred Stock, to establish series of MFS Preferred Stock and to fix and determine variations as among series. The MFS Board of Directors without stockholder approval could issue MFS Preferred Stock with voting and conversion rights which could adversely affect the voting power of the holders of MFS Common Stock.

            MFS currently has no outstanding series of MFS Preferred Stock..


Item 12.    Indemnification of Directors and Officers.

            Section 145 of the Delaware General Corporation Law (the "DGCL") empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to an threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may, in advance of the final disposition of any civil, criminal, administrative or investigative action, suit or proceeding, pay the expenses (including attorneys' fees) incurred by any officer, director, employee or agent in defending such action, provided that the director or officer undertake to repay such amount if it shall ultimately be determined that he or she is not entitled to be





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indemnified by the corporation. A corporation may indemnify such person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he reasonably believed to be in or not opposed to be the interests of the corporation, and, with respect to any criminal action or proceeding, has no reasonable cause to believe his or her conduct was unlawful.

            A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys' fees) which he or she actually and reasonably incurred in connection therewith. The indemnification provided is not deemed to be exclusive of any other rights to which an officer or director may be entitled under any corporation's by-law, agreement, vote or otherwise.

            In accordance with Section 145 of the DGCL, Article 7 of MFS' Restated Certificate of Incorporation (the "Restated Certificate") and MFS' By-laws (the "By-laws") provide that MFS shall indemnify each person who is or was a director, officer or employee of MFS (including the heirs, executors, administrators or estate of such person) or is or was serving at the request of MFS as director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted under subsections 145(a), (b), and (c) of the DGCL or any successor statute. The indemnification provided by the Restated Certificate and the By-laws shall not be deemed exclusive of any other rights to which any of those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. Expenses (including attorneys' fees) incurred in defending a civil, criminal, administrative or investigative action, suit or proceeding upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by MFS. Article 8 of the Restated Certificate provides that a director of MFS shall not be personally liable to MFS or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to MFS or its stockholders, (i) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of MFS shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

            Section 8.7 of the By-laws provides that MFS may purchase and maintain insurance on behalf of its directors, officers, employees and agents against any liabilities asserted against such persons arising out of such capacities.

Item 13.    Financial Statements and Supplemental Data.

            Incorporated herein by reference to Item 8 of the registrant's 1996 Form 10-K and Item I of Part I of the registrant's 1997 First Quarter 10-Q.

Item 14. Changes in and Disagreements With Accountants on Accounting and Financial Disclosure.

            Incorporated herein by reference to Item 9 of the registrant's 1996 Form 10-K.

Item 15.    Financial Statements and Exhibits.

            (a) Financial Statements. Incorporated by reference to Item 8 of the registrant's 1996 Form 10-K.

            (b)  Exhibits.





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
               EXHIBIT                    DESCRIPTION
               -------                    -----------

                 2.1 Agreement and Plan of Merger, dated as of April 29, 1996, among the Company MFS Global Internet Services, Inc. and UUNET Technologies, Inc.(1)

                 2.2 Amended and Restated Agreement and Plan of Merger by and among the Company, WorldCom, Inc. and HIJ Corp. dated as of August 25, 1996.(2)

                 3.1   Restated Certificate of Incorporation.(3)

                 3.2   Amendment No. 1 to Restated Certificate of
                       Incorporation.(4)

                 3.3   Amendment No. 2 to Restated Certificate of
                       Incorporation.(5)

                 3.4   Bylaws.(6)

                 4.1 Indenture for the Company's 9-3/8% Senior Discount Notes due 2004, between MFS and IBJ Schroeder Bank & Trust Company, as the Trustee.(7)

                 4.2 First Supplemental Indenture, dated as of March 31, 1995, amending the Indenture for the Company's 9-3/8% Senior Discount Notes due 2004.(8)

                 4.3   Indenture for Senior Debt Securities, dated as of
                       January 15, 1996     between MFS and IBJ Schroeder Bank
                       & Trust Company, as the Trustee.(9)

                 4.4 First Supplemental Indenture, dated as of January 15, 1996, between MFS and IBJ Schroeder Bank and Trust Company, as Trustee relating to the Company's 8-7/8% Senior Discount Notes due 2006.(10)

                 10.1  The Company's 401(K) Plan.(11)

                 11 Statement computing consolidated net loss per share applicable to common stockholders.(12)

                 27.1  Financial Data Schedule.(12)

                 99.1 The Company's Annual Report on Form 10-K for the year ended December 31, 1996.

                 99.2 The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.
------------

(1) Incorporated herein by reference to Exhibit 2.1 to the Registrant's Current Report on Form 8-K, dated August 12, 1996.

(2) Incorporated herein by reference to Appendix I to the Joint Proxy Statement/Prospectus dated November 14, 1996 included in WorldCom's Registration Statement on Form S-4 (File no. 333-16015) originally filed with the Securities and Exchange Commission on November 14, 1996.




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

(3) Incorporated herein by reference to the Registrant's Registration Statement on Form S-1 (File no. 33-59358) as amended, originally filed with the Securities and Exchange Commission on March 11, 1993.

(4) Incorporated herein by reference to Exhibit 3.2 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, as filed with the Securities and Exchange Commission on March 31, 1995.

(5) Incorporated herein by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K, dated September 30, 1995.

(6) Incorporated herein by reference to Exhibit 3.2 to the Registrant's Current Report on Form 8-K, dated September 30, 1995.

(7) Incorporated herein by reference to the Registrant's Current Report on Form 8-K, dated January 31, 1994.

(8) Incorporated herein by reference to Exhibit No. 10.3 to the Registrant's Current Report on Form 8-K, dated April 27, 1995.

(9) Incorporated herein by reference to Exhibit No. 4.1 to the Registrant's Current Report on Form 8-K, dated January 23, 1996.

(10) Incorporated herein by reference to Exhibit No. 4.2 to the Registrant's Current Report on Form 8-K, dated January 23, 1996.

(11) Incorporated herein by reference to the Registrant's Registration Statement on Form S-1 (File no. 33-59358) as amended, originally filed with the Securities and Exchange Commission on March 11, 1993.

(12) Incorporated herein by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1996.




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





                                   SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized.

                                        MFS COMMUNICATIONS COMPANY, INC.

                                        By:  /s/ ROBERT J. LUDVIK
                                            ----------------------------------
                                             Robert J. Ludvik
                                             Vice President and Controller

May 16, 1997





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
                              INDEX TO EXHIBITS



      EXHIBIT                    DESCRIPTION
      -------                    -----------
        2.1   Agreement and Plan of Merger, dated as of April 29,
              1996, among the Company MFS Global Internet Services,
              Inc. and UUNET Technologies, Inc.(1)

        2.2 Amended and Restated Agreement and Plan of Merger by and among the Company, WorldCom, Inc. and HIJ Corp. dated as of August 25, 1996.(2)

        3.1   Restated Certificate of Incorporation.(3)

        3.2   Amendment No. 1 to Restated Certificate of
              Incorporation.(4)

        3.3   Amendment No. 2 to Restated Certificate of
              Incorporation.(5)

        3.4   Bylaws.(6)

        4.1 Indenture for the Company's 9-3/8% Senior Discount Notes due 2004, between MFS and IBJ Schroeder Bank & Trust
              Company, as the Trustee.(7)

        4.2   First Supplemental Indenture, dated as of March 31,
              1995, amending the Indenture for the Company's 9-3/8%
              Senior Discount Notes due 2004.(8)

        4.3   Indenture for Senior Debt Securities, dated as of
              January 15, 1996     between MFS and IBJ Schroeder Bank
              & Trust Company, as the Trustee.(9)

        4.4   First Supplemental Indenture, dated as of January 15,
              1996, between MFS and IBJ Schroeder Bank and Trust
              Company, as Trustee relating to the Company's 8-7/8%
              Senior Discount Notes due 2006.(10)

        10.1  The Company's 401(K) Plan.(11)

        11 Statement computing consolidated net loss per share applicable to common stockholders.(12)

        27.1  Financial Data Schedule.(12)

        99.1 The Company's Annual Report on Form 10-K for the year ended December 31, 1996.

        99.2  The Company's Quarterly Report on Form 10-Q for the quarter ended
              March 31, 1997.


------------

(1) Incorporated herein by reference to Exhibit 2.1 to the Registrant's Current Report on Form 8-K, dated August 12, 1996.

(2) Incorporated herein by reference to Appendix I to the Joint Proxy Statement/Prospectus dated November 14, 1996 included in WorldCom's Registration Statement on Form S-4 (File no. 333-16015) originally filed with the Securities and Exchange Commission on November 14, 1996.

(3) Incorporated herein by reference to the Registrant's Registration Statement on Form S-1 (File no. 33-59358) as amended, originally filed with the Securities and Exchange Commission on March 11, 1993.

(4) Incorporated herein by reference to Exhibit 3.2 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, as filed with the Securities and Exchange Commission on March 31, 1995.

(5) Incorporated herein by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K, dated September 30, 1995.

(6) Incorporated herein by reference to Exhibit 3.2 to the Registrant's Current Report on Form 8-K, dated September 30, 1995.

(7) Incorporated herein by reference to the Registrant's Current Report on Form 8-K, dated January 31, 1994.

(8) Incorporated herein by reference to Exhibit No. 10.3 to the Registrant's Current Report on Form 8-K, dated April 27, 1995.

(9) Incorporated herein by reference to Exhibit No. 4.1 to the Registrant's Current Report on Form 8-K, dated January 23, 1996.

(10) Incorporated herein by reference to Exhibit No. 4.2 to the Registrant's Current Report on Form 8-K, dated January 23, 1996.

(11) Incorporated herein by reference to the Registrant's Registration Statement on Form S-1 (File no. 33-59358) as amended, originally filed with the Securities and Exchange Commission on March 11, 1993.

(12) Incorporated herein by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1996.